UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2016

DTS8 COFFEE COMPANY, LTD
(Exact name of registrant as specified in its charter)

Nevada	000-54493	80-0385523
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

World Trade Centre, Suite 404,

999 Canada Place, Vancouver, British Columbia,

 CANADA V6C 3E2

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  +1(604) 641-1228

DTS8 COFFEE COMPANY, LTD
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

 [ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          [ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17   CFR  240.14d-2(b))

 [ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 1.01.  Entry into a Material Definitive Agreement

Pursuant to a definitive Purchase and Sale Agreement (the “Agreement”) dated March 1, 2016, DTS8 Coffee Company, Ltd. (“Company”) has agreed to acquire one hundred (100) percent of the issued and outstanding capital stock of a private U.S. roasting company.  Closing of the transaction is expected on or before August 1, 2016, subject to financing and receipt of 2015 audited financial statements from the target company.

The purchase price for the acquisition is $4,500,000, in cash at closing, or, if the total amount is not paid in cash, $4,700,000 in cash and debt at closing.  There will be no changes to the current management or operations of the private corporation after closing.

There are no material relationships by and among the parties to the Agreement.  The Agreement contains customary representations and warranties from the shareholder and representations and warranties about the private corporations’ business, assets, operations, and liabilities.

The acquisition is expected to be accretive to earnings of the Company in the first full year following the Closing in the range of ten to twelve million dollars on an annualized basis.  The acquisition provides additional revenue stream to the Company and entry into the United States coffee roasting, wholesale and marketing business.

A copy of the press release is attached as Exhibit 99.1, and incorporated by reference to this Current Report on Form 8-K.

The summary of the Agreement entered into in connection with the acquisition set forth in this Report on Form 8-K is qualified in its entirety by reference to the Agreement that is attached as an exhibit to this Form 8-K

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Ex. 10.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2016

DTS8 Coffee Company, Ltd.

(Registrant)

Douglas Thomas,

President & Chief Executive Officer